Exhibit 99.1

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of The First Bexley Bank, an Ohio state-chartered commercial bank (“First Bexley”), as Annex C to the Proxy Statement/Prospectus which forms a part of this Amendment No.1 to the Registration Statement on Form S-4 relating to the proposed merger of First Bexley with and into First Financial Bank, National Association, a national banking association and a wholly owned subsidiary of First Financial Bancorp., an Ohio corporation, and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to Amendment No.1 to such Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dated: April 8, 2014